As filed with the Securities and Exchange Commission on May 22, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM S-8
Registration Statement
under
The Securities Act of 1933
_______________________________
Cablevision Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1111 Stewart Avenue Bethpage, New York 11714 (Address of principal executive offices, including zip code)	11-3415180 (I.R.S. employer identification no.)

CABLEVISION SYSTEMS CORPORATION 2015 EMPLOYEE STOCK PLAN
(Full title of the plan)
Jamal H. Haughton
Senior Vice President, Associate General Counsel and Assistant Secretary
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
(Name and address of agent for service)

(516) 803-2300
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606
(312) 258-5670
________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

	Large accelerated filer				Accelerated filer				Non-accelerated filer				Smaller Reporting Company
Cablevision Systems Corporation	Yes	☒	No	☐	Yes	☐	No	☒	Yes	☐	No	☒	Yes	☐	No	☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Cablevision NY Group Class A Common Stock, par value $.01 per share	25,000,000(1)	$20.65(2)	$516,250,000(2)	$59,988(2)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Cablevision NY Group Class A Common Stock, par value $.01 per share (the “Common Stock”) which become issuable under the Cablevision Systems Corporation (the “Registrant”) 2015 Employee Stock Plan (the “Plan”) pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated on the basis of $20.65 per share, the average of the high and low sales prices of a share of Common Stock as reported on the New York Stock Exchange on May 18, 2015 pursuant to Rule 457(c) and (h) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant, other than any furnished information, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of fiscal 2014;

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B (File No. 001-14764) filed on March 9, 2001 and under the caption “Description of Cablevision NY Group Common Stock and Rainbow Media Group Tracking Stock” in the definitive proxy statement, constituting part of the Registrant’s Proxy Statement on Schedule 14A (the “Proxy Statement”) relating to the Class A Common Stock, filed with the Securities and Exchange Commission pursuant to Section 14(a) under the Securities Exchange Act of 1934 on October 13, 2000; and

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement.
Item 4.     Description of Securities.
Not applicable with respect to the Registrant’s Common Stock.
Item 5.     Interests of Named Experts and Counsel.
The validity of the shares of Common Stock offered hereby has been passed upon by Jamal H. Haughton, Senior Vice President, Associate General Counsel and Assistant Secretary of the Registrant. Mr. Haughton is regularly employed by the Registrant, will be eligible to receive shares of Common Stock under the Plan and currently beneficially owns less than 1% of the outstanding shares of Common Stock.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The first paragraph of Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation provides:
The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
Article VIII of the Registrant’s By-Laws provides:
A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.
B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
The Registrant maintains directors’ and officers’ liability insurance.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.
The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.
Item 9.     Undertakings.
The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethpage, New York, on this 22nd day of May, 2015.

CABLEVISION SYSTEMS CORPORATION(Registrant)
By:	/s/ Brian G. Sweeney
Brian G. Sweeney President and Chief Financial Officer
Each person whose signature appears below hereby authorizes Brian G. Sweeney and Jamal H. Haughton, and either of them acting individually, with power of substitution to file one or more amendments, including post-effective amendments, to this Registration Statement, which amendments may make such changes as either of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Brian G. Sweeney and Jamal H. Haughton, and either of them acting individually, with full power of substitution, as attorney-in-fact to execute his or her name and on his or her behalf to file any such amendments to this Registration Statement.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 22nd day of May, 2015, by the following persons in the capacities indicated below.

Signature	Title
/s/ James L. Dolan	Chief Executive Officer and Director (Principal Executive Officer)
James L. Dolan
/s/ Brian G. Sweeney	President and Chief Financial Officer and Director (Principal Financial Officer)
Brian G. Sweeney
/s/ Victoria M. Mink	Senior Vice President and Controller (Principal Accounting Officer)
Victoria M. Mink
/s/ Charles F. Dolan	Chairman of the Board of Directors
Charles F. Dolan
/s/ Rand V. Araskog	Director
Rand V. Araskog
/s/ Edward C. Atwood	Director
Edward C. Atwood
/s/ Frank J. Biondi	Director
Frank J. Biondi

Signature	Title
/s /Deborah Dolan-Sweeney	Director
Deborah Dolan-Sweeney
/s/ Kristin A. Dolan	Chief Operating Officer and Director
Kristin A. Dolan
/s/ Marianne Dolan Weber	Director
Marianne Dolan Weber
/s/ Patrick F. Dolan	Director
Patrick F. Dolan
/s/ Paul J. Dolan	Director
Paul J. Dolan
/s/ Thomas C. Dolan	Director
Thomas C. Dolan
/s/ Joseph J. Lhota	Director
Joseph J. Lhota
/s/ Thomas V. Reifenheiser	Director
Thomas V. Reifenheiser
/s/ John R. Ryan	Director
John R. Ryan
/s/ Steven J. Simmons	Director
Steven J. Simmons
/s/ Vincent Tese	Director
Vincent Tese
/s/ Leonard Tow	Director
Leonard Tow

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1
Amended and Restated Certificate of Incorporation of Cablevision Systems Corporation (incorporated herein by reference to Annex II to Cablevision's Proxy Statement, dated October 10, 2000, as supplemented).

4.2	Bylaws of Cablevision Systems Corporation (incorporated herein by reference to Exhibit 99.1 to Cablevision's Current Report on Form 8-K, filed on February 10, 2010).
4.3	Cablevision Systems Corporation 2015 Employee Stock Plan (incorporated herein by reference to Exhibit A to Cablevision's Proxy Statement, dated April 10, 2015).
5	Opinion of Jamal H. Haughton.
23.1	Consent of KPMG LLP.
23.2	Consent of Jamal H. Haughton (contained on the Opinion filed as Exhibit 5).
24	Power of Attorney (contained on the signature pages hereto).